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                                                                     Exhibit 5.1

O'SULLIVAN LLP

                                                            30 Rockefeller Plaza
                                                              New York, NY 10112
                                                                  (212) 408-2400
                                                              FAX (212) 408-2420
                                                            www.osullivanllp.com






                                                              July 24, 2001


Pliant Corporation
Pliant Corporation International
Pliant Film Products of Mexico, Inc.
Pliant Solutions Corporation
Pliant Corporation Georgia, Inc.
Pliant Packaging of Canada, LLC
Uniplast Holdings Inc.
Uniplast U.S., Inc.
Turex, Inc.
Pierson Industries, Inc.
Uniplast Midwest, Inc.

c/o Pliant Corporation
2755 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121

Ladies and Gentlemen:

                  We have acted as special counsel to Pliant Corporation (f/k/a Huntsman Packaging Corporation), a Utah corporation (the "Company"), Pliant Corporation International, a Utah corporation ("PCI"), Pliant Film Products of Mexico, Inc., a Utah corporation ("PFP"), Pliant Solutions Corporation, a Utah corporation ("PSC"), Pliant Corporation Georgia, Inc., a Georgia corporation ("PCG"), Pliant Packaging of Canada, LLC, a Utah limited liability company ("PPC"), Uniplast Holdings Inc., a Delaware corporation ("UHI"), Uniplast U.S., Inc., a Delaware corporation ("UUS"), Turex, Inc., a Rhode Island corporation ("Turex"), Pierson Industries, Inc., a Massachusetts corporation ("PII"), and Uniplast Midwest, Inc., an Indiana corporation ("UMI" and, together with PCI, PFP, PSC, PCG, PPC, UHI, UUS, Turex and PII, the "Guarantors"), in connection with the Registration Statement on Form S-1 (the "Registration Statement"), filed on the date hereof by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act").

                  The prospectus that is part of the Registration Statement will only be used by J.P. Morgan Securities Inc., the Company's affiliate, in connection with offers and sales related to market-making transactions of an indeterminate amount of the Company's 13% Senior



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Pliant Corporation
July 24, 2001
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Subordinated Notes due 2010 (the "Notes") and the related guarantees of the
Notes by the Guarantors (individually, a "Guarantee" and, collectively, the "Guarantees"). The Notes and the Guarantees have been issued pursuant to an Indenture dated as of May 31, 2000, as supplemented by the First Supplemental Indenture dated as of July 16, 2001 (as supplemented, the "Indenture") among the Company, the Guarantors and The Bank of New York, as trustee.

                  We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

                  For purposes of our opinion, we have assumed that the Company and each of the Guarantors (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, (ii) has the corporate or limited liability company power and corporate or limited liability company authority to issue, execute and deliver the Notes or the Guarantees, as applicable, and to perform its obligations under the Notes or the Guarantees, as the case may be, (iii) has taken all requisite corporate or limited liability company action to authorize the issuance, execution and delivery of the Notes and the Guarantees, as the case may be, and the performance of its obligations thereunder and (iv) has duly executed and delivered the Notes and the Guarantees, as the case may be.

                  Upon the basis of the foregoing, we are of the opinion that:

                  1. The Notes constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and similar laws affecting creditors' rights generally and subject to general principles of equity.

                  2. The Guarantees constitute the valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and similar laws affecting creditors' rights generally and subject to general principles of equity.

                  We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.



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Pliant Corporation
July 24, 2001
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                  This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.



                                       Very truly yours,



                                      O'SULLIVAN LLP